Exhibit 5

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby (i) agree to the joint filing with all other Reporting Persons (as such term is defined in the statement on Schedule 13D described below) of a statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, nominal value $0.10, of International Game Technology PLC and (ii) agree that this Agreement be included as an Exhibit to such joint filing.  This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Date: April 15, 2015
De Agostini S.p.A.

	By:	/s/ MARCO DRAGO
		Name:	Marco Drago
		Title:	Chairman

DeA Partecipazioni S.p.A.

	By:	/s/ ROBERTO DRAGO
		Name:	Roberto Drago
		Title:	Chairman